Exhibit 99.1

Safeguard Scientifics 1:6 Reverse Stock Split to Take Effect August 27

Transaction Intended to Broaden Appeal to Institutional Investors

WAYNE, Pa.--(BUSINESS WIRE)--August 11, 2009--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that a previously approved 1-for-6 reverse split of its common stock will take effect on Thursday, August 27, 2009. Safeguard shares will continue to trade on the New York Stock Exchange under the symbol SFE. A new CUSIP number will be assigned to Safeguard’s common stock when the split becomes effective.

“The reverse split is intended to broaden Safeguard’s appeal to institutional investors,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “The reverse split also is expected to reduce transaction costs and certain administrative expenses. Moreover, the reverse split comes at a time when Safeguard’s strategic execution and focus on fundamentals are strengthening the company’s financial position, creating value in our portfolio companies and enhancing long-term shareholder value.

“At the holding company level, our initiatives decreased annual operating expenses 19% in 2008 and realized an additional 8% reduction through June 30, 2009. We continue to look to opportunistically repurchase our senior convertible debentures at discounts to face value, with the goal of extinguishing the $86 million balance and being debt free no later than the first quarter of 2011. For Safeguard’s 18 portfolio companies, we continue to deploy growth capital and provide management support to develop these businesses, aiming to time our exits to realize risk-adjusted returns on capital of 3x to 5x, at minimum.”

Safeguard shareholders will receive one new share of Safeguard common stock for every six shares held. The reverse split, which was approved by Safeguard shareholders in July 2008, will reduce the number of shares of outstanding common stock from approximately 122.3 million to approximately 20.4 million. The number of authorized shares of common stock will be reduced from 500.0 million to 83.3 million. Proportional adjustments will be made to Safeguard’s convertible debentures, stock options, deferred stock units, equity compensation plans and other equity incentive awards. In lieu of fractional shares, shareholders will receive cash. The reverse stock split will not negatively affect any of the rights that accrue to holders of Safeguard common stock, convertible debentures, options, deferred stock units or other securities convertible into the company’s common stock.

When the reverse split takes effect, shareholders holding certificated shares will be required to exchange their stock certificates for new book entry shares representing the appropriate number of shares of common stock resulting from the split. Safeguard’s transfer agent, BNY Mellon Shareowner Services, is the exchange agent for the reverse split and will distribute a letter of transmittal to shareholders with instructions for surrendering old stock certificates. For more information on Safeguard’s reverse stock split, see the Reverse Stock Split FAQs at www.safeguard.com/reversesplit.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Information Regarding the Reverse Split and Safeguard’s Shareholders’ Rights Plan

Safeguard adopted a Shareholders’ Rights Plan in 2000 and is party to a related Rights Agreement, dated February 28, 2000. Pursuant to the terms of the Rights Agreement, Safeguard has issued one Right for each share of Common Stock outstanding prior to the reverse stock split described in this release, and each Right currently trades with the share of Common Stock with which it is associated. Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement, each share of Common Stock outstanding following the reverse stock split will be associated with, and will trade with, six Rights.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications